SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2019

CASI PHARMACEUTICALS, INC.

(Exact Name of Issuer as Specified in Charter)

Delaware	000-20713	58-1959440
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

9620 Medical Center Drive, Suite 300

Rockville, Maryland

(Address of principal executive offices)

20850

 (Zip code)

(240) 864-2600

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2019, the Board of Directors (the “Board”) of CASI Pharmaceuticals, Inc. (the “Company”) restructured its senior management team in order to facilitate a transition to commercial operations, effective April 2, 2019. In connection therewith, Dr. Ken K. Ren stepped down as Chief Executive Officer and the Board appointed Dr. Wei-Wu He, the Company’s Executive Chairman, to serve as the Company’s new Chief Executive Officer. Additional information about Dr. He has been disclosed in the Company’s Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 17, 2018, which is incorporated herein by reference.

Dr. He started as CEO on April 2, 2019 pursuant to the terms of an offer letter (the “Offer Letter”) from the Company, dated March 22, 2019, containing the following material terms:

•	an annual base salary of $568,000;
•	an expatriate allowance consisting of tuition for pre-college age children (up to $120,000 per year) and a housing allowance for an apartment in Beijing;
•	subject to stockholder approval and the cancellation of his existing performance-based option, a grant of options to purchase four (4) million shares of the Company’s common stock at an exercise price of the closing price on the grant date, which will be the date the Company cancels Dr. He’s options to purchase four (4) million shares of the Company’s common stock previously awarded, vesting at the earlier of (i) the completion of a transformative event by the Company as determined in the discretion of the Compensation Committee and (ii) the second anniversary of the date of grant. In the event Dr. He is terminated without cause or resigns for good reason prior to the second anniversary of the date of grant, then the option will vest immediately upon such termination of employment.

In addition, Dr. He advised the Company that he plans to continue in his role as (1) chairman of the board of Origene Technologies, Inc. and (ii) managing partner of Emerging Technology Partners LLC, and that such roles will not materially infringe on his duties to the Company as Chief Executive Officer. The information set forth above with respect to the Offer Letter does not purport to be complete in scope and is qualified in its entirety by the full text of the Offer Letter, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q.

In connection with his departure, Dr. Ren is expected to enter into a separation agreement with the Company (the “Separation Agreement”). The Separation Agreement will provide that Dr. Ren shall receive the severance benefits set forth in his Employment Agreement for a termination without cause. The Separation Agreement also will include a general release by Dr. Ren, as well as customary covenants and acknowledgements.

There were no disagreements between Dr. Ren and the Company on any matter relating to the Company’s operations, policies or practices that resulted in his resignation. Dr. Ren will remain as a member of the Board of Directors.

In addition, as a result of the management changes described above and the Company’s focus on growing its commercial operations in China, the Company expects that Cynthia W. Hu, COO, General Counsel & Secretary, will have a reduced policy making role in the future. Ms. Hu will retain her title and continue as General Counsel and Secretary and concentrate on operational matters in the United States. Ms. Hu will not be an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

A copy of the press release of the Company announcing the changes is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1

Employment Agreement by and between EntreMed, Inc. and Ken K. Ren, dated as of April 2, 2013* (incorporated by reference to Exhibit 10.1 of our Form 10-Q filed with the Securities and Exchange Commission on May 15, 2013)

99.1	Press Release, dated April 2, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASI PHARMACEUTICALS, INC.
(Registrant)

/s/ Cynthia W. Hu
Cynthia W. Hu
COO, General Counsel & Secretary

April 5, 2019